                                                                     EXHIBIT 3.7

         The undersigned, all of lawful age and citizens of the United States, hereby associate ourselves together for the purpose of becoming a corporation under the laws of Florida.

                                       I.

         The name of said Corporation shall be:

                             DISPATCH SERVICES, INC.

                                       II.
         The general nature of the business to be transacted shall be:

         To manufacture, buy, sell, hire, assemble, repair, and store motor vehicles and aircraft of all kinds, and all kinds of motor vehicle and aircraft instruments, radio, engines, parts, equipment, and supplies; to supply the necessary personnel and equipment in connection with the loading and unloading or passengers and cargo, refueling of aircraft, cleaning of aircraft, and maintenance of aircraft equipment; and to provide commissary supplies; to act as agents for any person, firm or corporation engaged in air transportation, in the sale of tickets, processing of passengers, baggage, and cargo, including the preparation of necessary clearance and governmental forces encountered in domestic and international air transportation; to perform and render generally services connected with the dispatching and operation of aircraft whether engaged in scheduled or non-scheduled air transportation; the assembling and forwarding of weather data, and other information as required or needed in the operation of aircraft.

         To carry on the business of exporters and importers as principal, factor, agent, or commission merchant in respect to buying, selling, trading, or dealing in any kind of goods or merchandise; and to do a general brokerage, commission, import, forwarding, and export business.

         To acquire, own, establish, maintain and operate hotels and apartment houses in Dade County, Florida; to buy, own, hold, control, improve, mortgage, rent, lease, sell, convey, and otherwise acquire, deal in and dispose of real, personal, or mixed property, or any right, interest or estate therein, as owner, broker, agent, factor, or otherwise.

         To purchase, acquire, hold, sell, exchange, and otherwise dispose of stocks, bonds, notes, mortgages and all other evidences of indebtedness of any corporation, domestic or foreign, or of any individual, firm or association, and to issue in exchange therefor its stocks, bonds, mortgages, notes or other obligations or evidences of indebtedness, and while owner of any such stocks, bonds, mortgages or other obligations, to possess and exercise in respect thereto all the rights, powers and privileges of individual owners or holders thereof, including the right to exercise any and all voting power thereon.

         The building, construction, alteration, maintaining, repairing, operating and leasing of houses, buildings or other improvements on property owned or controlled by the company or by other firms, persons or corporations, or any interest or estate therein.

         To borrow money and to secure the payment thereof by the execution and delivery of notes, bonds, mortgages, trust deeds or other commercial paper or forms of security of the company, with full right to pledge and to encumber any and all property of the company by mortgage, trust deed or otherwise.

         To have, exercise and enjoy in other states and foreign countries all the powers, objects and privileges herein enumerated or authorized by the laws of the State of Florida; provided, however, such powers, objects and privileges shall not be in contravention of the laws of such other state or foreign country.

         To act as agent or broker for the sale of real and personal property for others on commission or other compensation, and to perform any other acts incidental or necessary to any of the businesses herein designated, the designation thereof to be construed both as objects and powers and any specific mention thereof shall not be deemed to be exclusive.

         And in general, to have and to exercise all the powers conferred by the laws of Florida upon corporations formed under the corporation law, State of Florida, 1925, approved June 1st, 1925 and effective July 15th, 1925.

                                      III.

         The maximum number of shares of stock shall be five hundred (500) of the par value of Ten Dollars ($10.00) each.

                                       IV.
         The amount of capital with which the corporation will begin business shall not be less than Five Hundred Dollars ($500.00).

                                       V.

         The corporation shall have perpetual existence unless discontinued by law.

                                       VI.

         The principal office of the corporation shall be in the City of Miami, Dade County, Florida.

                                      VII.

         The corporation shall have not less than three directors. The number may be increased, and if increased, thereafter decreased to a number of not less than three, from time to time, by a vote of the stockholders, as hereinafter provided.

                                      VIII.

         The names and post office addresses of the first Board of Directors, who shall hold office until their successors are elected and shall have qualified, are as follows:

         Morten S. Beyer            5674 S.W. Fifth Street, Miami, Florida
         Thomas R. Green            3888 N.W. First Street, Miami, Florida
         Nilda L. Green             3888 N.W. First Street, Miami, Florida

                                       IX.

         The name and post office address of each subscriber of the certificate of incorporation, and the number of shares which each agrees to take, are as follows:

         Morten S. Beyer            5674 S.W. Fifth Street, Miami, Florida       26 shares
         Thomas R. Green            3888 N.W. First Street, Miami, Florida       13 shares
         Nilda L. Green             3888 N.W. First Street, Miami, Florida       52 shares
                                                                   TOTAL         52 shares

                                       X.

         In furtherance of, and not in the limitation of the powers conferred by statute, the following regulations are adopted for the conduct of the business and affairs of the corporation:

         The affairs of the corporation shall be conducted by its Board of Directors, a President, a Vice-President, Secretary and Treasurer, and such other officers or agents as provided by law and the By-laws of the company; the number of the Board of Directors may be increased from time to time by a vote of the stockholders at any regular or special meeting called for the purpose; any two offices may be held by the same person, except the President shall not be Vice-President, Secretary, or Assistant Secretary.

         WITNESS the hands and seals of said incorporators, this 8th day of September, A.D. 1947.


                                        /s/ Morten S. Beyer
                                        -------------------

                                        /s/ Thomas R. Green
                                        -------------------

                                        /s/ Nilda L. Green
                                        ------------------